Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com
News Release
Approach Resources Inc.
Reports First Quarter 2010 Results
Revenues Increase 31% and
Net Income Rises 310%
     Fort Worth, Texas, May 4, 2010 – Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the first quarter of 2010. Highlights for the first quarter of 2010, compared to the first quarter of 2009, include:
•	31% increase in revenues to $13.2 million

•	310% increase in net income to $3.6 million, or $0.17 per diluted share

•	136% increase in adjusted net income (non-GAAP) to $200,000, or $0.01 per diluted share

•	8% increase in EBITDAX (non-GAAP) to $9 million, or $0.43 per diluted share

•	Long-term debt-to-capital ratio and liquidity of 14% and $78.4 million, respectively

•	Production of 2 Bcfe (22 MMcfe/d)
     In addition, average daily production for April 2010 increased 13% to 24.8 MMcfe/d, compared to production for the first quarter of 2010.
Management’s Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “Our low-cost operations and long-lived reserves, combined with our ability to shift our operational focus from gas to oil and NGLs, are unique strengths of Approach. While commodity prices improved over the prior year quarter, the near-term outlook for natural gas prices still remains uncertain. We have the flexibility to respond to fluctuating natural gas prices by reducing rig counts under short-term operating contracts and reallocating capital to Cinco Terry where we produce more oil and NGLs. We also believe our investment in a 3-D seismic acquisition program in Cinco Terry during the first quarter of 2010 will allow our team of geoscientists to high-grade our drilling locations in order to find and develop low-cost reserves. Above all, our team is committed to capital discipline in order to deliver long-term value to our stockholders.”
First Quarter of 2010 Results
     Net income for the first quarter of 2010 was $3.6 million, or $0.17 per diluted share, on revenues of $13.2 million, compared to net income of $868,000, or $0.04 per diluted share, on revenues of $10.1 million, for the first quarter of 2009. Net income for the first quarter of 2010 included the effect of a pre-tax, unrealized gain on commodity derivatives of $5.1 million.
     Excluding the unrealized gain on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for the first quarter of 2010 was $200,000, or $0.01 per diluted share, compared to adjusted net loss of $548,000, or $0.03 per diluted share, for the first quarter of 2009. See “Supplemental

Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income (loss) to net income.
     Production for the first quarter of 2010 totaled 2 Bcfe (22 MMcfe/d), compared to 2.5 Bcfe (28.1 MMcfe/d) produced in the first quarter of 2009, a decrease of 22%. First quarter 2010 production was 72% natural gas and 28% oil and NGLs, compared to 70% natural gas and 30% oil and NGLs in the first quarter of 2009.
     EBITDAX (non-GAAP) for the first quarter of 2010 was $9 million, or $0.43 per diluted share, compared to $8.3 million, or $0.40 per diluted share, for the first quarter of 2009. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Average realized natural gas, oil and NGL prices for the first quarter of 2010, before the effect of commodity derivatives, were $5.39 per Mcf, $75.42 per Bbl of oil and $43.33 per Bbl of NGLs, respectively, compared to $3.73 per Mcf, $34.37 per Bbl of oil and $20.99 per Bbl of NGLs, respectively, for the first quarter of 2009. Our average realized price, including the effect of commodity derivatives, was $6.79 per Mcfe for the first quarter of 2010, compared to $5.24 per Mcfe for the first quarter of 2009, an increase of 30%. Of the $3.2 million increase in revenues, approximately $6.9 million was attributable to an increase in oil and gas prices, partially offset by approximately $3.7 million attributable to a reduction in production volumes.
     Lease operating expenses (“LOE”) for the first quarter of 2010 were $1.8 million, or $0.93 per Mcfe, compared to $2.4 million, or $0.94 per Mcfe, in the first quarter of 2009.
     Severance and production taxes for the first quarter of 2010 were $694,000, or 5.2% of oil and gas sales, compared to $430,000, or 4.3% of oil and gas sales, in the first quarter of 2009. The increase in production taxes was primarily due to the increase in oil and gas sales over the prior year period.
     Exploration expense for the first quarter of 2010 was $1.5 million, or $0.75 per Mcfe. Exploration expense for the first quarter of 2010 resulted primarily from our acquisition of 3-D seismic data across Cinco Terry. We recorded no exploration expense for the first quarter of 2009. We expect quarterly exploration expense for the remainder of 2010 to decrease from the first quarter of 2010, and exploration expense for the full year 2010 to total between $0.30 per Mcfe and $0.40 per Mcfe.
     General and administrative expenses (“G&A”) for the first quarter of 2010 were $2.5 million, or $1.27 per Mcfe, compared to $2.8 million, or $1.11 per Mcfe, for the first quarter of 2009. Our G&A for the first quarter of 2010 included lower share-based compensation, professional fees and data processing, compared to the first quarter of 2009.
     Depletion, depreciation and amortization expense (“DD&A”) for the first quarter of 2010 was $5.8 million, or $2.94 per Mcfe, compared to $6.9 million, or $2.74 per Mcfe, for the first quarter of 2009. The increase in DD&A per Mcfe was primarily attributable to an increase in capitalized costs and a decrease in estimated proved developed reserves, partially offset by a decrease in production over the prior year period.
Operations Update
     Capital expenditures in the first quarter of 2010 totaled $13.9 million, including the completion of four gross (three net) wells that were waiting on completion at December 31, 2009. During the first quarter of 2010, we drilled a total of 20 gross (14 net) wells, of which 18 gross (13 net) wells were completed as producers and two gross (one net) wells were waiting on completion at March 31, 2010. The two gross (one net) wells waiting on completion at March 31, 2010, have since been completed as producers.

     We currently are operating three rigs in Cinco Terry and one rig in Ozona Northeast. Average daily production for April 2010 was 24.8 MMcfe/d.
     In the first quarter of 2010, we completed the acquisition of 3-D seismic data across Cinco Terry. Although interpretation and integrated mapping of the data is not expected to be complete until September 2010, we have drilled two gross (one net) wells that targeted the Ellenburger reservoir in addition to the Canyon formation since receiving initial 3-D seismic data. The first well, University 42-22 #7, had 25 feet of net pay in the Ellenburger and 80 feet of net pay in the Canyon. This well has been completed in the Ellenburger at an initial production rate of 1.1 MMcf/d and 51 Bbls/d of oil on a 10/64” choke with 2,430 pounds per square inch wellhead flowing pressure. We plan to complete the Canyon pay interval at a later date. The second well, University 42-22 #9, had 18 feet of net pay in the Ellenburger and 41 feet of net pay in the Canyon. This well currently is waiting on completion.
     We have received conditional permits from the Board of County Commissioners of Rio Arriba County, New Mexico for eight drilling locations in our Mancos Shale/Niobrara El Vado East project. We are evaluating the conditions and potential costs for the approved locations and will develop a plan for these locations during the second and third quarters of 2010.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit agreement with a $115 million borrowing base, of which $37.2 million was drawn at March 31, 2010. In May 2010, we amended our revolving credit agreement to (i) extend the maturity date by one year to July 31, 2012, (ii) increase our commodity derivatives limit from 75% to 85% of projected production from proved developed producing properties and (iii) transfer the interest of Fortis Capital Corp. to BNP Paribas. In addition, the lenders under our revolving credit facility reaffirmed our borrowing base at $115 million. Our borrowing base is redetermined semiannually. At March 31, 2010, our long-term debt-to-capital ratio and liquidity were 14% and $78.4 million, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions of “long-term debt-to-capital ratio” and “liquidity.”
     At March 31, 2010, we had commodity derivatives covering 54% of our expected natural gas production for the remainder of 2010, based on the midpoint of 2010 production guidance, at a weighted average price of $6.18 per MMBtu. The following table details our commodity derivative positions at March 31, 2010:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX – Henry Hub
Price swaps 2010	150,000	1,350,000	$5.85
Price swaps 2010	150,000	1,350,000	$6.40
Price swaps 2010	100,000	900,000	$6.36

Weighted average price ($/MMBtu)			$6.18

WAHA basis differential
Basis swaps 2010	415,000	3,735,000	$(0.71)
Basis swaps 2011	300,000	3,600,000	$(0.53)

2010 Financial and Operational Guidance
     The table below sets forth our 2010 financial and operational guidance, which remains unchanged from our prior disclosure in March 2010. The 2010 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

	2010
	Guidance
Production:
Total (MMcfe)	8,900	–	9,400

Operating costs and expenses:
Lease operating (per Mcfe)	$0.85	–	0.95
Severance and production taxes (percent of oil and gas sales)	5%	–	6%
Exploration (per Mcfe)	$0.30	–	0.40
General and administrative (per Mcfe)	$1.05	–	1.15
Depletion, depreciation and amortization (per Mcfe)	$2.50	–	3.00
Conference Call Information
     The Company will host a conference call on Wednesday, May 5, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss first quarter 2010 results. To participate in the conference call, domestic participants should dial (800) 299-0148 and international participants should dial (617) 801-9711 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s 3-D seismic data interpretation and expected 2010 production and operating costs and expenses guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates or has interests in Texas, New Mexico and Kentucky. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
	2010	2009
Revenues (in thousands)
Gas	$7,682	$6,610
Oil	3,555	2,028
NGLs	1,983	1,427

Total oil and gas sales	13,220	10,065

Realized gain on commodity derivatives	230	3,181

Total oil and gas sales including derivative impact	$13,450	$13,246

Production
Gas (MMcf)	1,424	1,770
Oil (MBbls)	47	59
NGLs (MBbls)	46	68

Total (MMcfe)	1,982	2,532
Total (MMcfe/d)	22.02	28.13

Average prices
Gas (per Mcf)	$5.39	$3.73
Oil (per Bbl)	75.42	34.37
NGLs (per Bbl)	43.33	20.99

Total (per Mcfe)	$6.67	$3.98

Realized gain on commodity derivatives (per Mcfe)	0.12	1.26

Total including derivative impact (per Mcfe)	$6.79	$5.24

Costs and expenses (per Mcfe)
Lease operating	$0.93	$0.94
Severance and production taxes	0.35	0.17
Exploration	0.75	¯
General and administrative	1.27	1.11
Depletion, depreciation and amortization	2.94	2.74

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Oil and gas sales	$13,220	$10,065

EXPENSES:
Lease operating	1,840	2,369
Severance and production taxes	694	430
Exploration	1,490	¯
General and administrative	2,509	2,810
Depletion, depreciation and amortization	5,835	6,948

Total expenses	12,368	12,557

OPERATING INCOME (LOSS)	852	(2,492)

OTHER:
Interest expense, net	(466)	(445)
Realized gain on commodity derivatives	230	3,181
Unrealized gain on commodity derivatives	5,095	2,145

INCOME BEFORE INCOME TAX PROVISION	5,711	2,389
INCOME TAX PROVISION	2,148	1,521

NET INCOME	$3,563	$868

EARNINGS PER SHARE:
Basic	$0.17	$0.04

Diluted	$0.17	$0.04

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,996,202	20,760,124
Diluted	21,124,615	20,866,449

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	March 31,	December 31,
(in thousands)	2010	2009
Cash and cash equivalents	$595	$2,685
Other current assets	13,512	9,318
Property and equipment, net, successful efforts method	311,366	304,483
Other assets	2,447	2,440

Total assets	$327,920	$318,926

Current liabilities	$21,290	$21,996
Long-term debt	37,169	32,319
Other long-term liabilities	44,835	44,115
Stockholders’ equity	224,626	220,496

Total liabilities and stockholders’ equity	$327,920	$318,926

	Three Months Ended
Unaudited Consolidated Cash Flow Data	March 31,
(in thousands)	2010	2009
Operating activities	$7,152	$5,612
Investing activities	$(14,041)	$(13,363)
Financing activities	$4,800	$4,180
Effect of foreign currency translation	$(1)	$(4)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income (loss) and adjusted net income (loss) per diluted share, which exclude an unrealized, pre-tax gain on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income (loss) and adjusted net income (loss) per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

     The following table provides a reconciliation of adjusted net income (loss) to net income for the three months ended March 31, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended March 31,
	2010	2009
Net income	$3,563	$868
Adjustments for certain non-cash items:
Unrealized gain on commodity derivatives	(5,095)	(2,145)
Related income tax effect	1,732	729

Adjusted net income (loss)	$200	$(548)

Adjusted net income (loss) per diluted share	$0.01	$(0.03)

EBITDAX
     We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized gain on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net income for the three months ended March 31, 2010 and 2009, respectively (in thousands, except per-share amounts):

	Three Months Ended March 31,
	2010	2009
Net income	$3,563	$868
Exploration	1,490	—
Depletion, depreciation and amortization	5,835	6,948
Share-based compensation	580	679
Unrealized gain on commodity derivatives	(5,095)	(2,145)
Interest expense, net	466	445
Income tax provision	2,148	1,521

EBITDAX	$8,987	$8,316

EBITDAX per diluted share	$0.43	$0.40

Long-Term Debt-to-Capital Ratio
     Long-term debt-to-capital ratio is calculated as of March 31, 2010, and by dividing long-term debt (GAAP) of $37.2 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $261.8 million. We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Summary of Liquidity Position	March 31,
(in thousands)	2010
Borrowing base	$115,000
Cash and cash equivalents	595
Long-term debt	(37,169)

Liquidity	$78,426

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and Chief Executive Officer
Steven P. Smart, Executive Vice President and Chief Financial Officer
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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